EX 10.14

  MEMORANDUM OF UNDERSTANDING


       This Memorandum of Understanding (MOU) is entered into as of June 22, 2001 by RENTECH, INC., a Colorado corporation, with headquarters at 1331 - 17th Street, Suite 720, Denver, Colorado 80202 (Rentech) and GTL BOLIVIA S.A., a Bolivian corporation, with headquarters at Santa Cruz, Bolivia (GTL Bolivia).

  Background Circumstances:

       A. GTL Bolivia is principally engaged in the development of one or more GTL facilities in the country of Bolivia. The GTL facilities will use natural gas to produce GTL products for use in the country and export.

       B. Rentech has developed a synthesis gas-to-liquids process incorporating Fischer-Tropsch Technology with a slurry reaction bed and use of Rentech's iron-based catalyst (GTL Technology). The GTL Technology is useful for converting carbon-bearing solids and gases into various liquid hydrocarbons such as synthetic diesel fuel, naphtha, wax and other liquid hydrocarbon products.

       C. Rentech has previously licensed use of its GTL Technology to other corporations Rentech is willing to license its GTL Technology to GTL Bolivia for use in plants that GTL Bolivia, alone or with partners, may construct and operate to convert some of GTL Bolivia's natural gas reserves, whether now owned or subsequently acquired, into liquid hydrocarbon products, as well as for use in industrial gas plants that GTL Bolivia may acquire and convert to use Rentech's GTL Technology.

       D. Rentech and GTL Bolivia intend to enter into a strategic alliance for these purposes.

       Now, therefore, in consideration of the background circumstances and the following mutual agreements, the parties agree as follows:

       1.   Negotiations of License.   Rentech agrees to enter into
  discussions with GTL Bolivia with the objective of granting one or more licenses to GTL Bolivia that allows it to use Rentech's GTL Technology in plants developed by GTL Bolivia for conversion of natural gas into liquid hydrocarbons, or in industrial gas plants, or in existing industrial plants that GTL Bolivia will convert to gas-to-liquids plants. The licenses will be nonexclusive and limited to the use of 100% natural gas as feedstock. If mutually acceptable terms are agreed upon between the parties, Rentech will grant licenses to GTL Bolivia providing for use of Rentech's GTL Technology at one or more sites selected by GTL Bolivia.

       2.   Responsibilities of GTL Bolivia.   GTL Bolivia will be
  responsible for providing suitable sources of natural gas feedstock and for planning, developing, designing, financing, constructing or converting, and operating each conversion plant that uses Rentech's GTL Technology. GTL Bolivia will also market liquid hydrocarbons produced by its plants.

       3.   Cooperation of Parties.   Upon the mutual execution of this
  Memorandum, Rentech will cooperate with GTL Bolivia's evaluation of its potential plant sites by analyzing the suitability of the chemical composition of the proposed feedstock gas for the GTL Technology. Upon a decision by GTL Bolivia to develop a plant for a particular gas reserve, or to convert an industrial gas plant, a site-specific license will be negotiated to use Rentech's GTL Technology at the specific site.

       4.   General Provisions of License.   Each license to GTL Bolivia
  will provide for payment of license fees to Rentech for each plant, royalties based on production of liquid hydrocarbons, and other provisions customary to licenses of such technology.

       5.   Confidentiality Obligations of GTL Bolivia.   In addition to
  the provisions of any separate, additional agreements of confidentiality between GTL Bolivia and Rentech, GTL Bolivia agrees as follows:

            5.1 Information That Is Confidential; Obligation of Confidentiality. Confidential Information means all information received by GTL Bolivia relating to Rentech's GTL Technology, including but not limited to the design and operating process of synthesis reactor modules that incorporate this technology; formulas for the production and induction of Rentech's catalyst; the designs, plans and prospects of Rentech for development of plants using the GTL Technology; and all other know-how, trade secrets and proprietary information of Rentech including processes, formulas, software programs and source codes, improvements, inventions, techniques, induction procedures, designs, and plans for plants using the GTL Technology forecasts, new products, customer lists, information regarding prospective financing sources and licensees, feedstocks; fee and royalty amounts charged by Rentech; and non-published financial information relating to Rentech or the GTL Technology. All Confidential Information shall be considered confidential even though disclosed and transferred to GTL Bolivia. GTL Bolivia agrees that, except as necessary to protect itself against claims of infringement, it shall neither use such information, except pursuant to and in accordance with the terms and conditions of this Memorandum, nor disclose such information to anyone except its employees and agents that GTL Bolivia determines need to know in connection with the evaluation of natural gas reserves for use as feedstock for the GTL Technology, or the development, financing, construction, retrofitting, or operation of a GTL Technology plant, whose knowledge of such information is necessary to effect the purposes set out in this Memorandum. GTL Bolivia may disclose Confidential Information to such person only if (i) such person has executed a confidentiality agreement maintained by GTL Bolivia in substantially the form of the confidentiality agreement used by Rentech, and (ii) GTL Bolivia has taken other reasonable steps to ensure that such person will maintain the confidentiality of the Confidential Information during the term of this Memorandum, and after termination or expiration of this Memorandum until such time as the information ceases being Confidential Information pursuant to the provisions of the following section. GTL Bolivia shall be responsible to Rentech for breach of these obligations of confidentiality by any such person.

            5.2  Exception to Confidentiality.   It is agreed, as an
  exception to the foregoing obligations of confidentiality, that information received by GTL Bolivia from Rentech as a result of this Memorandum shall not be considered confidential, and GTL Bolivia shall not be limited in disclosing the same, if and to the extent that the information, as shown by competent evidence; (i) is or becomes, through no fault of the party obligated to maintain confidentiality, in the public domain; (ii) is lawfully obtained by GTL Bolivia from a source other than the Rentech or its agents; (iii) was already known by GTL Bolivia at the time of its receipt, as shown by reasonable proof filed with GTL Bolivia within a reasonable time after its receipt; or (iv) is required to be disclosed by order of any court or governmental authority having jurisdiction. Disclosures that are specific, including but not limited to operating conditions such as pressures, temperatures, formulas, procedures and other such standards and conditions, shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures available to the general public or in GTL Bolivia's possession. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because the individual features are available to the general public or in GTL Bolivia's possession unless the combination itself and its principles of operation are available to the general public.

            5.3  Published Disclosure.   It is agreed that the
  disclosure of certain information by Rentech in a publication, such as in letters patent or by otherwise placing it in the public domain, will not free GTL Bolivia from its obligation to maintain in confidence any information not specifically disclosed in or fairly ascertainable from the publication or other disclosure, such as, for example, the fact that information in the publication or any portion of it is or is not used by either party. GTL Bolivia shall have the right to publish information or articles pertaining to the GTL Technology, GTL Bolivia?s plants using the technology, and products so long as such information is not confidential, and, with respect to Confidential Information, only upon prior written approval by Rentech, which it may withhold in its absolute discretion.

       6.   Confidentiality Obligations of Rentech.   In addition to the
  provisions of any separate, additional agreements of confidentiality between Rentech and GTL Bolivia, Rentech agrees as follows:

            6.1 Information that is Confidential; Obligation of Confidentiality. Confidential Information means all information received by Rentech relating to GTL Bolivia's gas reserves, insofar as the information is confidential data about the extent or specific chemical composition of the reserves, or GTL Bolivia?s plans or prospects for acquiring interests in gas reserves or in acquiring and converting industrial gas plants to use Rentech's GTL Technology. All Confidential Information shall be considered confidential even though disclosed and transferred to Rentech. Rentech agrees that it shall neither use such information, except pursuant to and in accordance with this Memorandum, nor disclose such information to anyone except its employees and agents that Rentech determines needs to know in connection with evaluation of natural gas reserves for use as feedstock for the GTL Technology or the development, financing, construction, retrofitting, or operation of any GTL Technology plant whose knowledge of such information is necessary to effect the purposes of this Memorandum. Rentech may only disclose Confidential Information to such persons only if (i) such person has executed a confidentiality agreement maintained by Rentech in substantially the form of the confidentiality agreement used by GTL Bolivia, and (ii) Rentech has taken other reasonable steps to ensure that such person will maintain the confidentiality of the Confidential Information during the term of this Memorandum and after termination or expiration of this Memorandum until such time as the information ceases being Confidential Information pursuant to the provision of the following section. Rentech shall be responsible to GTL Bolivia for breach of these obligations of confidentiality by any such person.

            6.2 Exception to Confidentiality. It is agreed, as an exception to the foregoing obligations of confidentiality, that information received by Rentech from GTL Bolivia as a result of this Memorandum shall not be considered confidential, and Rentech shall not be limited in disclosing the same, if and to the extent that the information, as shown by competent evidence; (i) is or becomes, through no fault of the party obligated to maintain confidentiality, in the public domain; (ii) is lawfully obtained by Rentech from a source other than GTL Bolivia or its agents; (iii) was already known by Rentech at the time of its receipt, as shown by reasonable proof filed with Rentech within a reasonable time after its receipt; or (iv) is required to be disclosed by order of any court or governmental authority having jurisdiction. Disclosures that are specific shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures available to the general public or in Rentech's possession.

            6.3 Published Disclosure. It is agreed that the disclosure of certain information by GTL Bolivia in a publication will not free Rentech from its obligation to maintain in confidence any information not specifically disclosed in or fairly ascertainable from the publication or other disclosure, such as, for example, the fact that information in the publication or any portion of it is or is not used by either party. Rentech shall have the right to publish information or articles pertaining to GTL Bolivia's gas reserves, plants using the technology, and products so long as such information is not confidential, and, with respect to Confidential Information, only upon prior written approval by GTL Bolivia, which it may withhold in its absolute discretion.

       7. Entire Agreement. This Memorandum (including any exhibits hereto) and the agreements, documents and instruments to be signed and delivered pursuant hereto or thereto, are intended to embody the final, complete and exclusive agreement among the parties with respect to the current aspects of the subject matter of this Memorandum; are intended to supersede all prior agreements, understandings and representations, written or oral, with respect thereto, and may not be contradicted by evidence of any such prior to contemporaneous agreement, understanding or representation, whether written or oral. No change or modification to this Memorandum shall be valid unless in writing and signed by the parties hereto.

       8. Business Relationship. Notwithstanding any other provisions of this Memorandum, nothing in this document is intended or shall be constructed as creating a partnership, joint venture, or any other legal entity between the parties, nor any continuing relationship or commitment between them except as specifically provided in this Memorandum. Each party shall conduct all business in such party's own name as in independent contractor. Neither party shall be liable for the representations or acts of the other party contrary to the terms of this Memorandum. Neither party has the right or power to act for or on behalf of the other or to bind the other in any respect whatsoever, other than as expressly provided for in this Memorandum.

       9.   Expenses.   Except as may be otherwise agreed to in writing,
  each party shall be responsible for and pay its own costs and expenses incurred in the performance of its obligations under this Memorandum.

       10.  Duration.   This Memorandum will be effective upon execution
  and will continue until superseded by a license agreement or terminated by written notice given by one party to the other. After termination each party shall be free from any obligation or liability to the other except for the obligations and liabilities of confidentiality set forth in paragraphs 5 and 6, all of which shall survive the termination of this Memorandum.

       11.  Paragraph Headings.   The headings of the paragraphs or
  sections of this Memorandum are inserted solely for convenience of reference and are not a part of the Memorandum. They are not intended to govern, limit or aid in the construction of any term or provision of this Memorandum.

       12.  Notices.   All notices, requests and other communications
  hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service); or sent by telex or telecopy; or mailed first class, postage prepaid, by certified mail, return receipt requested; in all cases, addressed to each party at the following address. All notices, requests, and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address specified above. In case of service by telecopy, a copy of such notice need not be personally delivered or sent by certified mail. Any party hereto may from time to time, by notice in writing served as set forth previously, designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

  Rentech:                 GTL Bolivia:
  1331 17th Street              Calle Cochabamba, Torres CAINCO, Piso 7,
  Suite 720                       Of. 2B
  Denver, CO  80202             Santa Cruz, Bolivia

       13. Assignment. Neither party shall transfer or assign any of its rights, liabilities, or obligations under this Memorandum without the express written consent of the other. Such consent may be withheld in the sole discretion of that party.

       14. Facsimile Signatures. The parties agree that this Memorandum and related documents may be transmitted between them by facsimile machine. The parties intend that faxed signatures constitute signed original signatures that are binding upon the party who signs a document, and that a faxed document containing the signatures (original or faxed) of all the parties is binding upon all parties.

       15. Counterparts. This Memorandum may be executed in one or more counterparts, with the same effect as if all parties to this Memorandum had signed the same document. All counterparts shall be constructed together and constitute one agreement.

       16. It is specifically understood that GTL Bolivia partners have made no arrangements with a joint developer, principal, project manager, source of gas, domestic or export group. In addition the legislation to permit the project in favorable economic terms to GTL Bolivia have not yet been implemented. However, GTL Bolivia S.A. may have partners in the future, for the implementation of the GTL Project with Rentech. GTL Bolivia will extend all the provisions of this memorandum to such possible partners.

       17. Rentech currently has no understanding or any other arrangement for developing a GTL project in Bolivia with any third party.

                                RENTECH, INC.

                                   /s/
                           By:  _________________________________
                                Dennis L. Yakobson, President


                                GTL BOLIVIA S.A.

                                   /s/
                           By:  __________________________________
                                Luis C. Kinn, General Manager